Exhibit 10.1
CONFORMED COPY
AMENDMENT NO. 2
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) by and between HLTH Corporation (the “Company”), and Martin J. Wygod (“Executive”) is effective as of December 1, 2008.
     WHEREAS, Executive and the Company (formerly known as Emdeon Corporation and WebMD Corporation) are parties to an Amended and Restated Employment Agreement dated as of August 3, 2005 and amended on February 1, 2006 (the “Employment Agreement”); and
     WHEREAS, Executive and the Company desire to amend the Employment Agreement to, among other things, (i) extend the term thereof to December 31, 2012, (ii) amend the severance provisions contained therein to generally include three years of salary, benefits and bonuses in the event of certain terminations of employment, (iii) extend the noncompete period to three years from the date of termination, and (iv) to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree that the Employment Agreement is amended as set forth below:
1.	The first sentence of Section 3 is hereby amended by deleting the words “the fifth anniversary thereof” and replacing it with “December 31, 2012”.

2.	Section 4 is amended by adding a new subsection (f) to read as follows:
“(f) In the event of a transaction that does not constitute a Company Change in Control but in which HLTH and WebMD Health merge or otherwise combine and Executive remains as Chairman following the consummation of such transaction, the Company will terminate Executive’s employment (which will be a separation of service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”))) at such time and he will be entitled to receive the payments specified in Section 5.3(a)(i), (ii) and (iii) below, subject to Section 5.8. In his role as non-Executive Chairman, Executive would not be entitled to receive a salary. During the period in which Executive is serving as non-Executive Chairman, his equity compensation will remain outstanding as if he was an employee Chairman under this Agreement and the provisions of Section 4 and 5 will continue to apply to such equity.”
3.	Section 5.2 is amended in its entirety to read as follows:
“5.2 Death and Disability. The Employment Period may be deemed terminated by the Company upon the death of Executive or Executive becoming Disabled (as defined below), and the Company shall have the same obligations to Executive or Executive’s estate as if Executive’s employment had been terminated without Cause by the Company (without requiring the Executive to perform the consulting services described in Section 5.3). For purposes of this Agreement, Executive shall be “Disabled” if Executive becomes ill or injured (including as a result of mental illness) so as to be unable to substantially perform the duties of his position as determined by a physician selected by Executive and reasonably acceptable to the Company. The timing of payments and benefits under this Section 5.2 is subject to Section 5.8 below.”
4.	Section 5.3(a) is amended in its entirety to read as follows:
“(a) The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall engage Executive as a consultant to the Company and Executive will be reasonably available to assist and cooperate with the Company for a period (the “Consulting Period”) commencing on the date of termination and ending on the third anniversary of the date of termination; provided, however, that, during the Consulting Period, Executive shall not be required to perform services at a level that is more than 20% of the level of services that Executive performed for the Company during the thirty-six month period preceding his termination of employment (and such requirement to provide consulting services shall end upon the Executive becoming Disabled or his death). The Company shall have the following obligations to Executive during the Consulting Period:
(i) a continuation of his base salary (at the greater of the following rates: the rate in effect at the time of such termination or the rate in effect on December 1, 2008) for the Consulting Period, payable in accordance with the second sentence of Section 2.1, but subject to Section 5.8,
(ii) (A) If the termination of Executive’s employment occurs after the completion of the Company’s fiscal year, but prior to the payment of a bonus for that year, Executive shall be entitled to receive a bonus at such time as bonuses are paid generally to executive officers for such year (but in no event later than December 31 of the year in which the Executive’s employment terminates) in an amount equal to the average of the last three annual bonus payments made to Executive (the “Applicable Bonus Amount”) (for the sake of clarity, the Applicable Bonus Amount shall exclude any special or supplemental bonuses); (B) payment by the Company to Executive of a bonus for the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year, but no later than December 31 of the year following the year in which Executive’s employment terminates the amount of which to be the Applicable Bonus Amount and (C) payment by the Company to Executive of a bonus for each of the two years following the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such years, but, in each case, in no event later than December 31 of the year following the year to which such bonus relates, the amount of each bonus being equal to the Applicable Bonus Amount;
(iii) a continuation of the health, medical, dental, vision and life (including supplemental life) insurance benefits in which Executive was participating on the date of termination (a “Welfare Plan”) throughout the Consulting Period; and
(iv) all of the Outstanding Equity shall be fully vested and exercisable (or equivalent feature of another form of equity compensation) as of the date on which the Employment Period terminates, and shall remain exercisable (or equivalent) as if Executive remained in the employ of the Company during the Consulting Period (or longer if such plan or agreement expressly provides) or, if applicable, as set forth in Section 4(a) or 4(c);
provided, however, that the continuation of such salary, welfare benefits and option exercisability (or equivalent) shall end on the occurrence of any circumstance or event that would constitute Cause, including, without limitation, a material breach of the covenants contained in Section 6 below; and provided further, however, that Executive’s eligibility to continue to participate in the Welfare Plans identified above shall cease at such time as Executive is offered comparable coverage with a subsequent employer. With respect to any continuation of Executive’s insurance coverage under this Section 5.3, the Company may require Executive to elect “COBRA,” and, in such case, the Company will, subject to the proviso to the sentence above, pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding in this Section 5.3, the

Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement. The timing of payments under this Section 5.3 is subject to Section 5.8 below.”
5.	Section 5.3(b) is hereby deleted and Section 5.3(c) is renumbered as section 5.3(b).
6.	Section 5.4 is hereby amended by:
(A) adding the following at the end of the definition of “Good Reason” in Section 5.4(b): “or (v) the Company providing a notice of nonrenewal of the Employment Period pursuant to Section 3”; and
(B)	inserting a new subsection (c) to read as follows:
“(c) If the Executive resigns for Good Reason or his employment is terminated by the Company as a result of a Company Change in Control, an amount equal to the aggregate amount of all of the cash payments to be made pursuant to this Agreement to Executive will be placed in a “rabbi” trust with the trustee to be acceptable to the Executive and pursuant to a standard “rabbi” trust agreement acceptable to the Executive, the costs of which to be paid by the Company and the payments will be timely made from such trust, provided that the payments will not be placed into a rabbi trust if it would result in the imposition of additional taxes under Section 409A of the Code.”
7.	The last sentence of Section 5.6 is hereby deleted.
8.	A new Section 5.8 is added to read as follows:
“5.8 Potential Delay of Payment. Notwithstanding the foregoing or any other provisions of this Agreement, any payment under this Agreement of the benefits described in Sections 5.2, 5.3 or 5.4 above (including the provision of welfare benefits) that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six months after the date of Executive’s termination of employment or Executive’s death and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. If the amount of the employer portion of any premiums for any Welfare Plan are delayed as a result of this Section 5.8, Executive shall pay such premiums until the earliest date at which the Company may pay the premiums without violating the requirements of Section 409A(a)(2)(B)(i) of the Code and, on such date, the Company shall reimburse Executive for all of such premiums paid by Executive.”
9.	The second sentence of Section 6(a) is amended by deleting “second (2nd)” and replacing it with “third (3rd) and deleting the parenthetical “(not the termination of the Consulting Period)”. In addition, Section 6(c) shall not be construed to prohibit Executive from soliciting the services of the Company’s tax personnel in a manner consistent with past practice.

10.	Section 7 is amended by adding a new Section 7(v) to read as follows:
“(v) Time for Gross-Up Payment. Notwithstanding anything contained herein to the contrary, the Company shall pay to Executive any Gross-Up Payments hereunder no later than sixty days following the date that Executive pays the corresponding tax.”
11.	Section 9.9 is amended in its entirety to read as follows:
“9.9 Legal Fees. In the event that Executive prevails in a legal proceeding (including a mediation, arbitration or other form of dispute resolution) with the Company with respect to the enforcement of the terms of this Agreement, the Company shall pay Executive’s reasonable legal fees and costs. The Company shall either pay the fees and costs directly or reimburse Executive for such fees and costs. The amount of fees and costs provided under this Section 9.9 in one year may not affect the fees and costs provided under this Section 9.9 in any other year. Executive’s right to the fees and costs under this Section 9.9 shall not be subject to liquidation or exchange for another benefit. To the extent the Company provides such legal fees and costs through reimbursement of amounts paid by Executive, then (a) the Company’s obligation to reimburse Executive for such legal fees and costs is conditioned upon Executive’s submission of a written expense report for reimbursement at least sixty days prior to December 31 of the year following the year in which Executive incurred the legal fees or costs and (b) if that condition is satisfied, the Company shall pay to Executive the amount of such legal fees and costs no later than the earlier of (i) sixty days following the date Executive submits the written expense report for reimbursement or (ii) December 31 of year following the year in which Executive incurred the legal fees or costs.”
12.	A new Section 9.10 is added to read as follows:
“9.10 Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the

Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of that section.
13.	A new Section 9.11 is added to read as follows:
“9.11 Separation from Service. For purposes of this Agreement, all references to Executive’s termination of employment shall mean his “separation from service” as defined under Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions thereunder.”
14.	Executive hereby acknowledges that no longer serving as Acting CEO of HLTH shall not constitute an event of Good Reason for purposes of the Employment Agreement or any other purpose.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of December 1, 2008.

HLTH CORPORATION
By:	/s/ Charles A. Mele
	Name:	Charles A. Mele
	Title:	Executive Vice President

/s/ Martin J. Wygod
MARTIN J. WYGOD